AMENDMENT NO. 3 TO THE
OPERATING EXPENSES LIMITATION AGREEMENT

This AMENDMENT NO. 3 (this “Amendment”), effective as of June 1, 2005, to the Operating Expenses Limitation Agreement originally made and entered into on January 1, 2001 (the “Agreement”), as amended, is entered into by and between ADVISORS SERIES TRUST, a Delaware business trust (the “Trust”), on behalf of the Edgar Lomax Value Fund (the “Fund”), and The Edgar Lomax Company, a Delaware corporation (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Appendix A of the Agreement; and

NOW, THEREFORE, the parties agree as follows:

Appendix A of the Agreement is hereby superseded and replaced with Appendix A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST on behalf of the Edgar Lomax Value Fund	THE EDGAR LOMAX COMPANY

By: /s/ Douglas G. Hess	By: /s/ Phillip A. Titzer
Print Name: Douglas G. Hess	Print Name: Phillip A. Titzer
Title: President	Title: Vice President

Schedule A

Series or Fund of Advisors Series Trust	Operating Expense Limit

Edgar Lomax Value Fund	0.99% of average net assets